Consolidated Financial Statements and Report of Independent Auditors DLV/HHPI Summerlin, LLC December 31, 2018

Contents Page Report of Independent Auditors 1 Consolidated balance sheets at December 31, 2018 and 2017 3 Consolidated statements of operations for the years ended December 31, 2018, 2017 and 2016 4 Consolidated statements of changes in members’ equity for the years ended December 31, 2018, 2017 and 2016 5 Consolidated statements of cash flows for the years ended December 31, 2018, 2017 and 2016 6 Notes to consolidated financial statements 8

Report of Independent Auditors Members of DLV/HPPI Summerlin, LLC We have audited the accompanying consolidated financial statements of DLV/HHPI Summerlin, LLC, which comprise the consolidated balance sheet as of December 31, 2018, and the related consolidated statements of operations, changes in members’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DLV/HHPI Summerlin, LLC, at December 31, 2018, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles. 1 r

Comparative Financial Statements We have not audited, reviewed or compiled the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years ended December 31, 2017 and 2016, and the related notes to the consolidated financial statements, and, accordingly, we express no opinion on them. /s/ Ernst & Young LLP Dallas, Texas March 15, 2019 2

DLV/HHPI SUMMERLIN, LLC CONSOLIDATED BALANCE SHEETS December 31, 2018 and 2017 2018 2017 (unaudited) ASSETS Real estate under development $ 76,469,496 $ 67,598,683 Cash and cash equivalents 57,156,394 30,763,669 Property and equipment, net 22,693,090 20,318,602 Deferred costs 47,745,978 43,852,651 Restricted cash 3,042,286 3,003,207 Accounts receivable 198,954 180,136 Prepaid expenses and other assets 4,642,113 787,629 Note receivable 400,000 400,000 Related party receivables 582,924 33,725 Total Assets $ 212,931,235 $ 166,938,302 LIABILITIES AND MEMBERS’ EQUITY Accounts payable $ 3,531,480 $ 4,794,314 Deferred revenue 110,847,098 102,960,657 Related party payables 4,250,392 1,192,248 Special Improvement District bonds 440,696 635,927 Customer real estate deposits 1,662,000 - Membership deposits 13,000,000 8,550,000 Line of credit 3,994,720 - Capital lease obligations 488,212 785,582 Total Liabilities 138,214,598 118,918,728 Commitments and Contingencies (see Note 15) MEMBERS’ EQUITY Members’ deficit (27,098,402) (17,098,402) Accumulated earnings 101,815,039 65,117,976 Total Members’ Equity 74,716,637 48,019,574 Total Liabilities and Members’ Equity $ 212,931,235 $ 166,938,302 The accompanying notes are an integral part of these consolidated financial statements. 3

DLV/HHPI SUMMERLIN, LLC CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2018, 2017 and 2016 2018 2017 2016 (unaudited) (unaudited) REVENUES Real estate sales $ 99,904,340 $ 58,016,446 $ 79,813,897 Club operations 2,654,701 569,372 - Total Revenues 102,559,041 58,585,818 79,813,897 COSTS & EXPENSES Cost of real estate sales 37,795,633 19,342,117 22,738,900 Cost of club operations 10,544,113 4,626,353 - Commissions, closing costs and fees 11,881,148 7,474,904 9,965,227 Selling, marketing and other expenses 3,484,453 3,280,873 3,521,255 Homeowners association subsidy 982,184 - - Depreciation 1,109,429 592,764 200,498 Total Costs and Expenses 65,796,960 35,317,011 36,425,880 Operating Income 36,762,081 23,268,807 43,388,017 Other (expense) income (65,018) (34,453) 112,939 Net Income $ 36,697,063 $ 23,234,354 $ 43,500,956 The accompanying notes are an integral part of these consolidated financial statements. 4

DLV/HHPI SUMMERLIN, LLC CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY For the Years Ended December 31, 2018, 2017 and 2016 HHPI Discovery Total Balance at December 31, 2015 (unaudited) $ 12,051,598 $ 2,132,666 $ 14,184,264 Contributions - - - Distributions (22,900,000) - (22,900,000) Net income 43,500,956 - 43,500,956 Balance at December 31, 2016 (unaudited) 32,652,554 2,132,666 34,785,220 Contributions - - - Distributions (10,000,000) - (10,000,000) Net income 23,234,354 - 23,234,354 Balance at December 31, 2017 (unaudited) 45,886,908 2,132,666 48,019,574 Contributions - - - Distributions (10,000,000) - (10,000,000) Net income 36,697,063 - 36,697,063 Balance at December 31, 2018 $ 72,583,971 $ 2,132,666 $ 74,716,637 The accompanying notes are an integral part of these consolidated financial statements. 5

DLV/HHPI SUMMERLIN, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2018, 2017 and 2016

	2018	2017 (unaudited)	2016 (unaudited)
Cash flows from operating activities			
Net income	$ 36,697,063	$ 23,234,354	$ 43,500,956
Depreciation	1,109,429	592,764	200,498
Loss on asset disposal	3,162	-	-
Effects of changes in operating assets and liabilities:			
Additions to real estate development	(43,468,660)	(30,776,776)	(58,977,015)
Cost of real estate sales	37,795,633	19,342,117	22,738,900
Deferred costs	(1,129,053)	(71,596)	(13,116,696)
Accounts receivable	(18,818)	(180,136)	-
Prepaid expenses and other assets	(3,854,484)	(567,682)	(144,629)
Accounts payable	(3,008,155)	(4,500,706)	(6,715,409)
Deferred revenues	7,886,441	(3,750,446)	66,667,178
Customer real estate deposits	1,662,000	-	-
Membership deposits	4,450,000	8,550,000	-
Related party receivables and payables	281,689	(81,562)	1,439,031
Net cash provided by operating activities	38,406,247	11,790,331	55,592,814
Cash flows from investing activities			
Development of property and equipment	(5,314,598)	(19,035,973)	(404,855)
Advance to related party	(300,000)	-	-
Net cash used in investing activities	(5,614,598)	(19,035,973)	(404,855)
Cash flows from financing activities			
Special Improvement District bonds payments	(57,195)	(68,970)	(92,020)
Class B members subscription refunds	-	(1,740,000)	(450,000)
Capital lease obligations payments	(297,370)	(302,984)	(149,942)
Members' capital distributions	(10,000,000)	(10,000,000)	(22,900,000)
Line of credit advances	3,994,720	-	-
Net cash used in financing activities	(6,359,845)	(12,111,954)	(23,591,962)
Net increase (decrease) in cash, cash equivalents, and restricted cash	26,431,804	(19,357,596)	31,595,997
Cash, cash equivalents, and restricted cash beginning of period	33,766,876	53,124,472	21,528,475
Cash, cash equivalents, and restricted cash, end of period	$ 60,198,680	$ 33,766,876	$ 53,124,472

The accompanying notes are an integral part of these consolidated financial statements.

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DLV/HHPI SUMMERLIN, LLC CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED) For the Years Ended December 31, 2018, 2017 and 2016 2018 2017 2016 (unaudited) (unaudited) Supplemental disclosure of cash flow information: Cash paid for interest, net of amount capitalized $ 22,722 $ 4,550 $ - Development of property and equipment included in accounts payable $ 1,882,571 $ - $ - Special Improvement District bonds relieved from sale of land $ 138,036 $ 78,954 $ 355,335 Class B members subscriptions converted to lot deposits $ - $ 1,657,500 $ 37,986,425 Transfer of real estate and land development costs to property and equipment $ 3,187,911 $ 18,190,819 $ - Property and equipment financed under capital lease obligations $ - $ - $ 1,193,694 Sale of land in exchange for a note receivable $ - $ - $ 400,000 The accompanying notes are an integral part of these consolidated financial statements. 7

DLV/HHPI SUMMERLIN, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years Ended December 31, 2018 and 2017 NOTE 1 – DESCRIPTION OF THE BUSINESS Organization DLV/HHPI Summerlin, LLC (the “Company”) was formed on June 13, 2014, under the laws of the State of Delaware, in the United States of America (“US”). On March 17, 2015, the limited liability company agreement was amended changing the members of the Company to DLV Summerlin, LLC, a Delaware limited liability company (“Discovery”) and Howard Hughes Properties, Inc., a Nevada corporation (“HHPI”). The Company is a joint venture, which wholly-owns certain entities incorporated under the laws of the State of Delaware, for the purpose of developing and operating a luxury golf club with related amenities and a residential community located in Summerlin, Nevada, a suburb of Las Vegas. The golf club and residential community (hereinafter collectively referred to as the “Project”) is expected to have approximately 260 dwellings on 555 acres which will be offered for sale as a mix of custom lots, detached built product units, and multi-family built product units. Under the terms of the Company’s limited liability agreement, HHPI contributed real estate to the joint venture with a book value of $12,051,598, which is net of Special Improvement District bonds of $1,326,319. The agreed upon fair market value of the real estate contributed is $125,430,000. Discovery contributed cash with a value of $3,750,000, a portion of which was used to fund land improvements. Discovery is required to fund up to $30,000,000 in capital contributions. Following the recording of the parcel map by HHPI, the primary remaining major entitlement was a Site Development Plan (“SDP”) approval for the Project’s overall development plan, residential plan, and golf course. The SDP approval was a condition precedent to commencing construction, starting sales and formally executing the joint venture documents. The approval of the SDP was obtained on March 17, 2015 and the operations of the Company commenced. The consolidated financial statements as of December 31, 2018 and 2017 reflect the financial position of the Company and its wholly-owned subsidiary Discovery Property Company, LLC (“DPC”) after the consolidation of its wholly-owned subsidiaries Summit Club, LLC (the “Club”), DPC SPEC I, LLC and DPC Clubhouse I, LLC. The Club was formed on December 22, 2015, and began operations in March 2017. DPC SPEC I, LLC was formed on August 16, 2017. DPC Clubhouse I, LLC was formed on November 13, 2018. NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Basis of presentation The consolidated financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all of the accounts of the Company’s wholly-owned subsidiaries in accordance with the provisions and guidance included in Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”). All intercompany transactions and balances have been eliminated during consolidation. Real estate under development Real estate assets are stated at cost less any provisions for impairments. Costs directly associated with the acquisition and development of the Project including interest, real estate taxes, indirect costs incurred in managing the development, legal and other costs clearly related to the Project are capitalized and presented in the balance sheets within real estate under development. Selling and marketing costs, which includes advertising are expensed as incurred. 8

DLV/HHPI SUMMERLIN, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years Ended December 31, 2018 and 2017 NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Real estate under development (continued) The Company records impairment losses on its real estate under development when events or circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of the assets. In such a case, an impairment loss would be recorded to adjust the carrying amount to fair value. Management has determined that there were no impairment charges required for the years ended December 31, 2018, 2017 and 2016. Revenue and cost recognition Revenue and costs are recognized using the full-accrual method when title has passed to the buyer, required payments are received, and other criteria for sale and profit recognition are satisfied. When a sale does not meet the criteria for full profit recognition, the sale or a portion of the profit thereon is deferred until such requirements are met using the deposit, installment, percentage of completion, or cost recovery method, as appropriate under the circumstances. In situations where the Company has sold property prior to completion of improvements, revenues are recognized using the percentage-of-completion method as development and construction proceed, provided that cost and profit can reasonably be determined, with the amount of unearned revenue reflected as deferred revenue and the amount of cost in excess of unearned revenue as deferred costs on the accompanying balance sheets. Cash and cash equivalents Cash and cash equivalents are short-term, highly liquid investments that are both readily convertible to known amounts of cash, and so near maturity that they present insignificant risk of changes in value because of the associated interest rates. Cash and cash equivalent are comprised of cash on hand, current accounts and fixed deposits with original contractual maturities of three months or less. Property and equipment Property and equipment consist primarily of land improvements, club amenities, office furnishings, equipment and vehicles. Property and equipment also includes assets leased under capital lease agreements. In the case of property and equipment held under capital leases, the asset and the related obligations are initially recorded at the amount equal to the present value of future minimum lease payments computed on the basis of the interest rate implicit in the lease or the incremental borrowing rate. Expenditures that increase capacities or extend useful lives are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Property and equipment are stated at cost, less accumulated depreciation and any provision for impairment. Depreciation and amortization are provided for primarily on the straight-line method over the estimated service lives of the assets. Estimated service lives for fixed assets are as follows: Asset Years Equipment 4 – 10 Office Furnishings 7 Vehicles 5 – 10 Amenity Buildings 40 Golf course 15 9

DLV/HHPI SUMMERLIN, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years Ended December 31, 2018 and 2017 NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Related party receivables Related party receivables include shared office expense and club charges to sale agents and employees that will be repaid from future commissions on lot closings or payroll. Accounts and note receivable The Company grants credit to customers that arise in the normal course of operations. The receivable accounts consist of amounts billed to customers and accruals for amounts not yet billed. The Company writes off accounts when management believes the receivables are uncollectible based on the overall creditworthiness of the customers and payment disputes. An allowance is established based on reviews of individual accounts, recent loss experience, current economic conditions, and other pertinent factors. As of December 31, 2018 and 2017, management deemed all accounts are collectible, thus no allowance was recorded. Deferred costs Deferred costs include cost of lots sold plus closing and transfer fees and commissions paid on real estate sales. Deferred costs are recognized on a percentage-of-completion basis as land sales are recognized. Prepaid expenses and other assets Prepaid expenses and other assets include prepayments of insurance and refundable cash bond deposits, club inventory, supplies and vendor advances. Prepaid expenses are amortized over the terms of the related policies. Inventory is stated at the lower of cost or market. Accounts payable and related party payables Accounts payable and related party payables include development expenditures, marketing expenses, club operations and professional fees for the Project. Customer real estate deposits Customer real estate deposits consist of escrow funds received to hold a lot and funds received for customer change orders on construction contracts. Class B member subscriptions Class B member subscriptions represents Class B member shares that are non-voting, non-transferable and redeemable over the passage of time. The shares entitle the holder to a pre-selected land lot within the Project. Members can elect to redeem all, but not less than all, of their Class B shares and have the Company apply the proceeds to the purchase price due at closing under their real estate purchase agreement. If a member does not elect to execute their redemption rights, they will only be eligible to receive a distribution upon liquidation of the Company. Per the guidance of ASC 360-20, Real Estate Sales, since no transfer of title occurs at the time the subscription is issued the Class B shares are accounted for under the deposit method and recorded as a liability in the accompanying financial statements. Per ASC 480, Distinguishing Liabilities from Equity, the accounting guidance requires these to be treated as debt securities and not equity securities due to the characteristics of the shares issued. 10

DLV/HHPI SUMMERLIN, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years Ended December 31, 2018 and 2017 NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leases Leases entered into by the Company that do not transfer substantially all the risks and benefits of ownership of the leased asset from the lessor are classified as operating leases. Operating lease payments are recognized as an expense in the statement of operations on a straight-line basis over the lease term. Assets acquired pursuant to finance leases that transfer to the Company substantially all the rewards and risks of ownership are accounted for as leased property under capital leases. Payments to the lessors are treated as having capital and interest elements. Lease costs are capitalized if they relate to the real estate held for development or expensed if they relate to sales and marketing in the period to which they relate. Income taxes Federal, state and local income taxes have not been provided for in the accompanying financial statements as the members are responsible for reporting their allocable share of the Company’s tax basis income, gains, deductions, losses and credits on their tax return. In accordance with ASC 740, Accounting for Uncertainty in Income Taxes, the Company must determine whether a tax position meets the “more likely than not” threshold based on the technical merits of the position. Once a position meets the recognition threshold, measurement of the position reported in the financial statement is determined. The Company has determined no material unrecognized tax benefits or liabilities exist as of December 31, 2018 and 2017 and no provision for income tax is required in the accompanying consolidated financial statements. If applicable, the Company recognizes interest and penalties related to underpayment of income taxes as income tax expense. The Company is not currently under exam by a taxing authority. As of December 31, 2018 and 2017, the Company has no amounts related to accrued interest and penalties. The Company does not anticipate any significant changes to its tax positions over the next year. Although the Company believes its tax returns are correct, the final determination of tax examinations and any related litigation could be different from what was reported on the returns. Generally, the Company is currently open to audit under the statute of limitations by the Internal Revenue Service as well as state taxing authorities for the years ended December 31, 2015 through 2017. Use of estimates The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant areas requiring the use of assumptions, judgments, and estimates relate to real estate under development and contingencies. Fair Value of Financial Instruments The carrying values of cash and cash equivalents, receivables, accounts payable, and other assets and liabilities are reasonable estimates of their fair values because of the short maturities of these instruments. 11

DLV/HHPI SUMMERLIN, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years Ended December 31, 2018 and 2017 NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Distributions of cash flow and allocation of net income (loss) Distributions of cash are made in accordance with the terms of the Company’s Operating Agreement (Agreement). There were $10,000,000, $10,000,00 and $22,900,000 of distributions made to HHPI during each year ended December 31, 2018, 2017 and 2016, respectively. In general, net income or loss of the Company shall be allocated to the members such that, the Member’s Adjusted Capital Account is equal to the amount that the member would receive in a hypothetical liquidation of the Company’s net assets at its recorded book value, as defined, at each balance sheet date. Recent accounting pronouncements In February 2016, the FASB issued ASU 2016-02, “Leases”. ASU 2016-02, codified in ASC 842, amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. ASU 2016-02 will be effective for the Company on December 31, 2020. Early adoption of ASU 2016-02 as of its issuance is permitted. The new leases standard requires a modified retrospective approach for all leases existing at, or entered into after, the date of the initial application, with an option to use certain transition relief. Management is currently evaluating the impact of adopting the new leases standard on the accompanying consolidated financial statements. In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows - Restricted Cash”, which requires entities to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statements of cash flows. The effective date of the standard is for fiscal periods, and interim periods within those years, beginning after December 15, 2017. As required, the Company adopted ASU 2016-18 retrospectively as of January 1, 2018. The adoption did not have a material impact on the Company’s consolidated statements of cash flows. In August 2016, the FASB issued ASU 2016-15, Classification of Certain Cash Receipts and Cash Payments. The standard addresses how certain cash receipts and payments are presented and classified in the statements of cash flows, including debt extinguishment costs, distributions from equity method investees and contingent consideration payments made after a business combination. The effective date of this standard is for fiscal years, and interim periods within those years, beginning after December 15, 2017. The Company adopted this standard retrospectively, as of January 1, 2018. ASU 2016-15 had no impact on the Company's presentation of operating, investing and financing activities related to certain cash receipts and payments on its consolidated statements of cash flows. In May 2014, the FASB issued ASU 2014-09 “Revenues from Contracts with Customers (Topic 606).” The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The new standard will become effective for the Company beginning on December 31, 2019. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance in the ASU. Management is currently evaluating the impact of adopting the new revenue standard on the accompanying financial statements. 12

DLV/HHPI SUMMERLIN, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years Ended December 31, 2018 and 2017 NOTE 3 - REAL ESTATE UNDER DEVELOPMENT 2018 2017 (unaudited) Land cost, improvements, entitlements and designs $ 194,729,877 $ 146,394,484 Development administration, taxes and insurance 16,423,632 12,140,394 211,153,509 158,534,878 Less: amenities placed in service (21,378,730) (18,190,819) Less: cost attributed to sales since inception (Note 5) (113,305,283) (72,745,376) $ 76,469,496 $ 67,598,683 NOTE 4 – PROPERTY AND EQUIPMENT, NET Property and equipment, net as of December 31, 2018 and 2017 consists of the following: 2018 2017 (unaudited) Land improvements $ 10,238,823 $ 10,187,591 Amenity buildings 4,273,781 1,521,176 Golf course 6,343,621 6,343,621 Equipment 916,138 534,591 Office furnishings 943,860 685,146 Vehicles 625,077 550,738 Equipment and vehicles under capital lease 868,978 907,409 24,210,278 20,730,272 Less: accumulated depreciation (1,517,188) (411,670) $ 22,693,090 $ 20,318,602 13

DLV/HHPI SUMMERLIN, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years Ended December 31, 2018 and 2017 NOTE 5 – DEFERRED COSTS Deferred costs at December 31, 2018 and 2017 and since inception consists of the following: 2018 2017 (unaudited) Transfers from real estate under development $ 113,305,283 $ 72,745,376 Commissions 16,421,206 11,453,928 Closing costs 1,543,481 1,023,308 Incentive fees 25,673,937 18,151,187 156,943,907 103,373,799 Less cost realized up to December 31: Cost of real estate sales (79,876,650) (42,081,017) Commissions, closing costs and incentive fees (29,321,279) (17,440,131) $ 47,745,978 $ 43,852,651 NOTE 6 – RESTRICTED CASH On November 30, 2017, DPC SPEC I, LLC entered into a $7,500,000 revolving line of credit agreement with First Security Bank of Nevada. Under terms of the agreement, DPC was required to maintain a deposit of $3,000,000 as a compensating balance, restricted as to use. At December 31, 2018 and 2017, the funds were held in a 12-month fixed term deposit account earning interest at 1.3%. Interest earned during 2018 and 2017 was $39,079 and $3,207, respectively. NOTE 7 – NOTE RECEIVABLE In March 2018, DPC entered into a note agreement with a member for $5,000,000 in connection with the sale of a custom lot. The note requires annual principal installments of $1,000,000 beginning in March 2019 until paid in full. The note is without interest and is secured by the lot. The outstanding balance at December 31, 2018 is $5,000,000. This sale did not meet the criteria for revenue recognition under the full accrual method of accounting and is being accounted for under the deposit method of accounting. Accordingly, this note receivable has not been recorded in the consolidated balance sheet until the sale meets the criteria for revenue recognition. In July 2016, DPC entered into a note agreement with a member for $400,000 in connection with the sale of a custom lot. The note matures on or before July 22, 2019 without interest and is secured by the lot. The outstanding balance at December 31, 2018 and 2017 was $400,000. 14

DLV/HHPI SUMMERLIN, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2018 and 2017

NOTE 8 – DEFERRED REVENUE

Deferred revenues at December 31, 2018 and 2017 and since inception consists of the following:

		2018		2017 (unaudited)
Lots sold- Type 1	$	95,425,000	$	89,325,000
Lots sold- Type 2		120,242,500		78,742,500
Lots sold- Type 3		82,600,000		66,800,000
Built product – Desert Villas		3,750,000		-
Built product – Desert Bungalows		28,279,281		2,376,000
Built product – Club Villas		4,537,500		-
Built product – Golf Cottages		2,000,000		-
Built product – Point Villas		11,747,500		3,547,500
		348,581,781		240,791,000
Less: real estate sales recognized		(237,734,683)		(137,830,343)
	$	**110,847,098**	$	**102,960,657**

NOTE 9 – RELATED PARTY TRANSACTIONS

On March 17, 2015, the Company and DPC entered into a Development Management Agreement with DLV Summerlin Management, LLC ("DLVSM"). Under the terms of the agreement, DLVSM agreed to provide sales, marketing, administrative, and supervision services to the Project. DLVSM is entitled to an initial monthly management fee of $125,000 during the first twenty-four (24) months of the Term. In addition, DLVSM is entitled to a base management fee equal to 7.5% of the gross sales proceeds and memberships. For the years ended December 31, 2018, 2017 and 2016, the Company incurred development management fees of $7,522,750, $4,857,125 and $15,044,063, respectively. These fees are included in deferred costs in the accompanying balance sheets and in commissions, closing costs and fees in the accompanying statements of operations.

DPC leases office space from an entity affiliated with HHPI (see Note 15).

In 2018, the Company entered into 17 construction contracts for approximately $44,000,000 with Discovery Builders Nevada, LLC (DBN), an affiliate of Discovery, to construct residential homes. In December 2016, DBN was contracted to build five amenity buildings. The amenity buildings were completed in 2017 and placed in service. Total payments made in 2018 and 2017 were $17,074,500 and $3,722,821, respectively, and are included in real estate under development in the accompanying consolidated balance sheets.

In March 2018, DPC advanced $300,000 under a promissory note with a manager of the Club. The note requires annual payments of $50,000 beginning in March 2019. The note bears interest at a fixed rate of 2.88%. The note matures on or before March 31, 2024. The outstanding balance at December 31, 2018 is $300,000 and is included in related party receivables in the accompanying consolidated balance sheets.

In September 2018, DPC entered into a contract with a member of Discovery for $4,625,488 to construct a residential home. Total payments received under the contract in 2018 is $844,776 and is included in related party payables in the accompanying consolidated balance sheets.

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DLV/HHPI SUMMERLIN, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years Ended December 31, 2018 and 2017 NOTE 9 – RELATED PARTY TRANSACTIONS (CONTINUED) The Summit Community Association (“Association”), a non-profit corporation, is responsible for maintaining, operating and governing the common-interest community of the Project. Under terms of the Association’s Declaration of Covenants, Conditions and Restrictions and Reservations of Easements, DPC is permitted to subsidize shortfalls of the Association’s operating expenses in exchange for annual assessments on unsold lots. During 2018, the shortfall subsidized to the Association was $982,184 and is included in homeowners association subsidy in the accompanying consolidated statements of operations. The following are the other related party transactions for the periods ended December 31, 2018 and 2017 which are included in real estate under development or selling and marketing expenses: 2018 2017 (unaudited) Discovery Land Ventures LLC – administrative expenses $ 220,891 $ 103,097 Summit Club Realty LLC – commissions on closings 4,674,278 2,507,348 Discovery Design LLC – interior designer of office furnishings, built product and resort amenities - 30,996 Denton House – design services 1,266,590 1,238,320 Westman Development, LLC – charter flight services 167,251 95,936 Recover Life LLC – beverage inventory for club events - 4,894 Various Discovery Affiliate Clubs – shared overhead 48,227 - Shared Staffing Services – affiliated entity of DLVSM that provides labor services to the Project 9,974,615 8,418,007 NOTE 10 – SPECIAL IMPROVEMENT DISTRICT BONDS The Summerlin master planned community uses Special Improvement District (SID) bonds to finance certain common infrastructure, including the infrastructure of the Project. These bonds are issued by the municipalities and, although unrated, are secured by the assessments on the land. As of December 31, 2018, the $440,696 balance of the bonds is related to the parcel of land contributed by HHPI which was transferred to DPC as a result of the formation of the Company, as described in the “Organization” section above. DPC pays the principal and interest on the bonds, and the interest portion is capitalized as a cost of the project. During 2018 and 2017, $138,036 and $78,954, respectively, of the outstanding bonds was relieved and transferred to the lot owners in connection with lot sales. 16

DLV/HHPI SUMMERLIN, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years Ended December 31, 2018 and 2017 NOTE 11 – CLASS B MEMBER SUBSCRIPTIONS DPC initiated a financing program with outside investors in order to fund on-going development expenditures for the Project. Outside investors contribute funds to DPC for a Class B interest in the Company per terms of a Subscription Agreement. The Class B interest is non-voting, non-transferable and redeemable over the passage of time. The Class B interest can be redeemed and the proceeds applied to the purchase of a specified lot at an agreed upon amount. The redemption timing is triggered by the recording date of a subdivision plat with respect to lots and the offering plan date with respect to condominium units. A member has up to 90 days from the date of plat recording or offering plan to execute redemption and purchase a vacant lot. During 2015, twenty-five subscription agreements were issued accounting for $41,833,925 of Class B contributions to DPC. In 2017 one subscription agreement for $1,740,000 was refunded. There are no unredeemed member subscriptions at December 31, 2018 and 2017. NOTE 12 – MEMBERSHIP DEPOSITS DPC began selling refundable golf memberships at Summit Club in March 2017 for the purpose of permitting members the recreational use of the club facilities. DPC will construct a golf course and all club facilities in exchange for the golf memberships. The Club is a non-equity membership club. DPC currently intends, but may limit the number available in any category at its sole discretion, to issue the following types of memberships:  245 golf memberships  30 national golf memberships  100 social memberships A total of twenty-nine and fifty-seven golf memberships were sold during 2018 and 2017 for $4,450,000 and $8,550,000, respectively. No national golf or social memberships have been sold. DPC has the right to issue 6 honorary memberships and 15 charter memberships. As of December 31, 2018, 2 honorary memberships have been granted. NOTE 13 – LINE OF CREDIT On November 30, 2017, DPC SPEC I, LLC entered into a loan agreement with First Security Bank of Nevada for a $7,500,000 revolving line of credit for the development and construction of spec units within the Project. The loan is secured by estate lots 110, 111 and 112. The loan matures November 30, 2019 with an option to extend for an additional 12 months and accrues interest at 6%. The outstanding balance due at December 31, 2018 and 2017 was $3,994,720 and $0, respectively. Interest paid during 2018 was $131,693. No interest was paid during 2017. The Company is in compliance with its covenants as of December 31, 2018 and 2017. 17

DLV/HHPI SUMMERLIN, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2018 and 2017

NOTE 14 – CAPITAL LEASE OBLIGATION

The capital leases relate to the acquisition of golf equipment by the Club. The future minimum lease payments under the finance leases together with the present value of such payments for the year ending December 31 are as follows:

2019	$	310,594
2020		192,078
Total minimum lease payments		502,672
Less the amount representing interest		(14,460)
Present value of minimum lease payments	$	488,212

The annual implicit interest rate ranges from 2.9% to 4.27%.

NOTE 15 – COMMITMENT AND CONTINGENCIES

In October 2018, DPC relocated to a different suite and entered into an amended 56-month operating lease agreement for office space with The Shops at Summerlin LLC, an affiliate of HHPI. Under terms of the agreement, DPC may terminate the lease with 12-months' notice. The lease requires monthly payments of $9,896.

In January 2017, the Club entered into a 48-month operating lease agreement for 62 golf carts. The lease requires monthly payments of $11,684 starting on April 1, 2017.

In March 2017, the Club entered into a 24-month operating lease for a tent for the golf cart fleet. The lease requires monthly payments of $3,020.

The future minimum lease payments under the non-cancelable operating leases for the year ending December 31 are as follows:

2019	$	273,120
2020		266,870
2021		178,774
2022		136,000
2023		57,363
Total minimum lease payments	$	912,127

Rent expense totaled $311,000, $267,000 and $113,000 for the years ended December 31, 2018, 2017 and 2016, respectively.

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DLV/HHPI SUMMERLIN, LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Years Ended December 31, 2018 and 2017 NOTE 16 – CONCENTRATION OF RISK The Company places its cash and cash equivalents with a high quality financial institution. Balances with this institution regularly exceed Federal Deposit Insurance Corporation insured limits; however, to manage the related credit exposure, the Company continually monitors the credit worthiness of the financial institution where it has deposits. NOTE 17 – SUBSEQUENT EVENTS The Company has evaluated subsequent events for potential recognition and disclosure through March 15, 2019, the date the financial statements were available to be issued. 19